ALR Technologies Announces First Shipment of GluCurve Pet CGMs Expected in October and Update on the Manufacturing Agreement

(August 1, 2022 -- Singapore) ALR Technologies SG Pte. Ltd ("ALRT" or the "Company") (OTCQB: ALRT), the diabetes management company, announces the Company has received manufacturing approval from Infinovo Medical Co., Ltd. ("Infinovo") to place the first purchase order ("PO") for the GluCurve Pet CGM with an expected delivery date of October 2022. Furthermore, the manufacturing and supply agreement with Infinovo was subject to certain closing conditions, including entering into a binding sales and distribution agreement for the GluCurve Pet CGM by July 31, 2022. Both parties agreed to let that agreement terminate and are now working on completing a new agreement under the same terms, extending the closing condition for ALRT to enter into a binding sales and distribution agreement for GluCurve to August 31, 2022.

"We have agreed in principle on the key terms for a global sales and distribution agreement with a leading animal health company," commented Joe Stern, Head of Animal Health at ALRT. "The last step in their due diligence process is to evaluate the GluCurve Pet CGM internally by using it on their own sample of customers and their respective pets. This step is taking longer than we initially projected due to scheduling delays. After discussing the delays with Infinovo we agreed it would be in both parties' best interest to complete a new contract extending the date of the closing condition for a sales and distribution agreement date to August 31, 2022. Based on our non-inferiority study results earlier this year, we do not expect this delay to alter our commercialization schedule and will provide further updates on timing and details of the initial launch upon the execution of the global sales and distribution agreement."

The GluCurve Pet CGM is the first and only continuous glucose monitoring system for diabetic cats and dogs. Veterinarians can quickly apply the monitor onto pets before sending them home where glucose levels are remotely recorded every 3 minutes and securely uploaded to the ALRT cloud. In the cloud, the data is analyzed and organized into time saving graphs and tables that are displayed in the veterinarian's patient management portal along with additional features such as glucose curve comparisons and overlays, insulin dose calculators, best practice guidelines, and more. The pet owner will also have access to live time glucose readings and graphs through the GluCurve app for iOS and Android.

ALRT is pleased to announce an updated investors presentation has been uploaded to the investor relations section of their website and can be viewed at https://www.alrt.com/investors.

ALR Technologies SG Pte. Ltd.
ALRT is a data management company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices, a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. ALRT also offers an algorithm to provide prescribers support for timely non-insulin medication advancements. The overall goal is to optimize diabetes drug therapies to drive improved patient outcomes. The program tracks performance of all clinical activities to ensure best practices are followed. The ALRT Diabetes Solution gives healthcare providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical

settings. Currently, the Company is focused on diabetes and intends to expand its services to cover other chronic diseases anchored on verifiable data.

In addition, the animal health division of ALRT has identified an unmet need in diabetes care and has developed GluCurve; a solution to assist Veterinarian Doctors to determine the efficacy of insulin and to help to identify the appropriate dose and frequency of administration of insulin for companion animals, thereby delivering the same optimization of diabetic drug therapies to pets as to humans.

ALR Technologies SG Pte. Ltd. is controlled by ALR Technologies Inc., a Company with its shares traded on the OTC:QB under the symbol “ALRT”. On May 17, 2022, ALR Technologies Inc. announced an Agreement and Plan of Merger and Reorganization for the sole purpose of changing the Company’s jurisdiction of incorporation from Nevada to Singapore (the “Redomicile Merger Agreement”). The Redomicile Merger Agreement is subject to the required approval of the Company’s stockholders, requisite regulatory approvals, the effectiveness of the registration statement on Form F-4 filed by ALRT related to the Redomicile Merger, and other customary closing conditions. The Redomicile Merger is expected to be completed during the third quarter of 2022. See the Form 8-K filed May 20, 2022, by ALR Technologies Inc. for further information about the Redomicile Merger Agreement.

More information about the ALR Technologies Inc. can be found at www.alrt.com. Information regarding ALR Technologies SG Pte. Ltd. can be found at https://sg.alrt.com.

Contact

Email Investor Relations: ir@alrt.com
Email Animal Health Inquiries: animalhealth@alrt.com
Phone (US): +1 804 554 3500
Phone (Singapore): +65 3129 2924

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release includes certain “forward-looking statements” as defined under applicable securities legislation. All information and statements contained herein that are not clearly historical in nature constitute forward-looking statements and information, and the words “anticipate”, “estimate”, “believe”, “continue”, “could”, “expect”, “intend”, “plan”, "postulates", "predict", “will”, “may” or similar expressions suggesting future conditions or events, or the negative of these terms, are generally intended to identify forward-looking information. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such risks include all risks and uncertainties expressed in the cautionary statements and risk factors in the annual report on Form 10-K and other filings of ALRT with the SEC. There can be no assurance that such statements included within this news release will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Specifically, there is no assurance the Company will enter into a new manufacturing agreement with Infinovo, enter into a global sales and distribution agreement with a leading animal health company, or that such sales and distribution agreement will be executed in time to meet the closing conditions for the Manufacturing

and Supply Agreement with Infinovo The forward-looking statements included in this news release are made as of the date hereof. ALRT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.